PRESS RELEASE • PRESS RELEASE • PRESS RELEASE

METCARE™

Contacts:

Michael Earley
Metropolitan Health Networks
Chief Executive Officer
(561) 805-8500
mearley@metcare.com

Al Palombo
Cameron Associates
Investor Relations
(212) 245-8800 Ext. 209
al@cameronassoc.com

METROPOLITAN HEALTH NETWORKS REPORTS 2005 RESULTS OF OPERATIONS

Investment in HMO Continues as Company Prepares to Expand into Additional Florida Counties

WEST PALM BEACH, FL, MARCH 14, 2006 – Metropolitan Health Networks, Inc. (**AMEX: MDF) (NYSE Arca: MDF**), a leading provider of healthcare services in Florida, today announced financial results for the quarter and year ended December 31, 2005.

Total revenue for 2005 increased 16% to $183.8 million as compared to $158.1 million for 2004. Net income for the year amounted to $2.4 million or $0.05 per diluted share as compared to $18.8 million or $0.38 per diluted share in 2004. 2005 results included a pre-tax loss for the company's recently launched HMO of $6.6 million. Net income for 2004 included a one-time tax benefit of $7.4 million or $0.16 per share taken in the fourth quarter of that year.

Revenue for the fourth quarter of 2005 increased 15% to $47.1 million as compared to $40.9 million for the same period of 2004. Net loss for the quarter was $545,000 or ($0.01) per diluted share as compared to net income of $9.9 million, or $0.19 per diluted share for the same period in 2004, which included the one time $7.4 million tax benefit. Fourth quarter 2005 results included a pre-tax loss of $2.5 million for the start-up HMO. In addition, 2005 fourth quarter results included expenses totaling approximately $911,000 related to discretionary bonuses for non-executive employees and 401(k) contributions, and costs associated with the termination of an employee. Similar costs were not incurred in the prior year's fourth quarter.

Year over year, the company reported a 21% increase in cash and equivalents and short-term investments to $15.6 million at December 31, 2005. Working capital increased by 34% in 2005 to a total of $21.1 million at year end. Shareholders' equity improved from $24.6 million at December 31, 2004 to $29.7 million at December 31, 2005, and the company reported no outstanding long-term debt.

Total membership for the month of December 2005 was approximately 27,600 compared to 26,700 a year earlier. Late in 2005, the company terminated its relationship with three underperforming primary care practices resulting in a reduction of 790 Humana members. Included in the December 1, 2005 membership numbers were 1,400 members for the Company's own HMO. Enrollment efforts during the month of December produced another 400 HMO members resulting in a January 1, 2006 membership total of approximately 1,800. As of today, the company has approximately 2,600 HMO enrollees. Member months for 2005 totaled 321,775 compared to 304,358 in 2004.

Michael Earley, Chairman and Chief Executive Officer of Metropolitan Health Networks, commented, "2005 was a good year for Metropolitan in terms of our future opportunities, as we succeeded in forming, licensing and launching METCARE Health Plans, Inc, our own Medicare Advantage Plan, and its AdvantageCare product. We now have a second business leg to stand on which complements our Humana business, and which leverages our core abilities and expertise. We believe our growth and opportunity profile dramatically improved over the last year."

Earley continued, "2005 is also a challenging year in terms of year to year income statement comparisons. First, as expected, the start-up of our HMO resulted in losses. These losses will continue into 2006 as we invest in increasing our membership and expanding our business into new markets. We are preparing to file applications for expansion into several additional Florida counties. Consistent with our first six counties, we are targeting non-urban counties, with Medicare eligible populations that are relatively under-penetrated in terms of Medicare Advantage participation. Subject to regulatory approval, enrollment activity could begin in these counties in November 2006 for a January 1, 2007 effective date. We expect the losses for the HMO to taper as membership continues to grow. The second factor creating negative earnings comparisons was the recognition of the total benefit of our tax loss carryforward at the end of 2004 that dramatically increased net income. Fortunately, this is a one year issue as we are reporting normal tax provisions for 2005 and forward."

Earley commented further, "In addition, our Medical Expense Ratio, or MER, increased to 89.9% for 2005 as compared to 87.1% in the prior year. While our 2004 performance was perhaps extraordinarily good, we aren't satisfied with 2005's results. The increase was the result of a number of factors including the costs associated with aggressive benefit improvement for the Humana plans we serve, a few underperforming medical practices which left our system late in the year and, simply, increased utilization. We continue to work to lower our MER."

Looking to the future, Earley stated, "We believe that we are well positioned to move forward. We have a good business plan, a strong balance sheet, and now, two businesses on which to build. Most importantly, we have a team that is capable of and committed to pursuing the opportunities in front of us. We look forward to reporting our 2006 progress."

Conference Call Information:

Metropolitan Health Networks will hold a conference call to review its fourth quarter and full year 2005 results on Tuesday, March 14, 2006 at 11:00 a.m. Eastern. The call will be hosted by Michael Earley, Chairman and Chief Executive Officer. Interested parties may access the conference call by dialing (800) 295-4740 (domestic) or 617-614-3925 (international), pass code # 58588958 The call will also be available via web cast at www.metcare.com, http://www.streetevents.com, http://www.fulldisclosure.com

If you are unable to participate, an audio replay of the call will be available beginning two hours after the call and will be available until 11:59 p.m. on March 21, 2006, by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) using confirmation pass code 38894356.

About Metropolitan Health Networks, Inc.:

Metropolitan is a growing healthcare organization in Florida that provides comprehensive healthcare services for Medicare Advantage members and other patients in South and Central Florida. To learn more about Metropolitan Health Networks, Inc. please visit its website at www.metcare.com.

Forward Looking Statements:

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as "may", "will", "to", "plan", "expect", "believe", "anticipate", "intend", "could", "would", "estimate", or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.

Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) pricing pressures exerted on us by managed care organizations and the level of payments we receive under governmental programs or from other payors; (ii) future legislation and changes in governmental regulations; (iii) the impact of Medicare Risk Adjustments on payments we receive for our managed care operations; (iv) our ability to successfully recruit and retain medical professionals; (v) a loss of any of our significant contracts or our ability to increase the number of Medicare eligible patient lives we manage under these contracts; and (vi) our ability to successfully operate a healthcare management organization otherwise known as an HMO. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005.

Financial Tables to Follow

METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2005	December 31, 2004
ASSETS		
CURRENT ASSETS		
Cash and equivalents	$ 15,572,862	$ 11,344,113
Short-term investments	-	1,500,000
Accounts receivable, net of allowance of $555,295 and $2,921,156, respectively	4,183,974	1,474,438
Inventory	201,430	217,630
Prepaid expenses	473,286	422,839
Deferred income taxes	3,500,000	3,400,000
Other current assets	547,976	563,991
TOTAL CURRENT ASSETS	24,479,528	18,923,011
CERTIFICATES OF DEPOSIT - restricted	-	1,000,000
PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of $2,210,044 and $2,643,107, respectively	899,998	824,003
INVESTMENTS	627,819	-
GOODWILL	1,992,133	1,992,133
DEFERRED INCOME TAXES	4,493,000	4,881,110
OTHER ASSETS	622,628	417,006
TOTAL ASSETS	$ 33,115,106	$ 28,037,263
LIABILITIES AND STOCKHOLDERS' EQUITY		
CURRENT LIABILITIES		
Accounts payable	$ 969,184	$ 840,470
Accrued payroll	1,459,098	1,223,897
Medical and other expenses payable	694,410	-
Accrued expenses	293,552	184,733
Current maturities of long-term debt	-	882,000
Payroll taxes payable	-	93,533
TOTAL CURRENT LIABILITIES	3,416,244	3,224,633
LONG-TERM DEBT	-	250,000
TOTAL LIABILITIES	3,416,244	3,474,633
COMMITMENTS AND CONTINGENCIES		
STOCKHOLDERS' EQUITY		
Preferred stock, par value $.001 per share; stated value $100 per share; 10,000,000 shares authorized; 5,000 issued and outstanding	500,000	500,000
Common stock, par value $.001 per share; 80,000,000 shares authorized; 49,851,526 and 48,004,262 issued and outstanding, respectively	49,851	48,004
Additional paid-in capital	40,182,889	37,527,529
Accumulated deficit	(11,033,878)	(13,415,621)
Common stock issued for services to be rendered	-	(97,282)
TOTAL STOCKHOLDERS' EQUITY	29,698,862	24,562,630
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 33,115,106	$ 28,037,263

METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended		For the three months ended	
	December 31, 2005 (Audited)	December 31, 2004 (Audited)	December 31, 2005 (Unaudited)	December 31, 2004 (Unaudited)
REVENUES, net	$ 183,765,191	$ 158,069,791	$ 47,076,538	$ 40,880,563
OPERATING EXPENSES				
Direct medical costs	154,784,254	129,178,725	39,881,131	33,244,655
Other medical costs	10,346,491	8,577,482	2,580,836	2,747,536
Total medical expenses	165,130,745	137,756,207	42,461,967	35,992,191
Administrative payroll, payroll taxes and benefits	6,866,806	4,394,415	2,655,312	964,482
Marketing and advertising	2,754,198	138,823	1,321,379	74,029
General and administrative	5,780,764	3,924,431	1,687,531	1,395,783
TOTAL EXPENSES	180,532,513	146,213,876	48,126,189	38,426,485
OPERATING INCOME	3,232,678	11,855,915	(1,049,651)	2,454,078
OTHER INCOME (EXPENSE):				
Interest and penalty expense	(14,462)	(296,035)	(1,181)	(37,247)
Interest income	449,752	100,506	173,225	41,230
Other	129,913	13,346	289	1,447
Recovery of note receivable - pharmacy	51,668	-	9,290	-
Reserve on note receivable - pharmacy	-	(200,000)	-	-
TOTAL OTHER INCOME (EXPENSE)	616,871	(382,183)	181,623	5,430
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,849,549	11,473,732	(868,028)	2,459,508
INCOME TAXES	(1,467,806)	7,380,246	322,890	7,380,246
INCOME (LOSS) FROM CONTINUING OPERATIONS	2,381,743	18,853,978	(545,138)	9,839,754
DISCONTINUED OPERATIONS, NET OF TAX:				
Loss from operations of business segments	-	(31,266)	-	14,129
TOTAL DISCONTINUED OPERATIONS, NET OF TAX	-	(31,266)	-	14,129
NET INCOME (LOSS)	$ 2,381,743	$ 18,822,712	$ (545,138)	$ 9,853,883
EARNINGS (LOSS) PER COMMON SHARE:				
INCOME (LOSS) FROM CONTINUING OPERATIONS:				
Basic	$ 0.05	$ 0.42	$ (0.01)	$ 0.21
Diluted	$ 0.05	$ 0.38	$ (0.01)	$ 0.19
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX:				
Basic	$ -	$ -	$ -	$ -
Diluted	$ -	$ -	$ -	$ -
NET EARNINGS (LOSS) PER SHARE:				
Basic	$ 0.05	$ 0.42	$ (0.01)	$ 0.21
Diluted	$ 0.05	$ 0.38	$ (0.01)	$ 0.19